Exhibit 99.1

American Financial Group, Inc. Announces

2011 Fourth Quarter and Full Year Results

•	Adjusted book value per share $40.23; growth of 7% in 2011

•	Twelve months core net operating earnings $3.53 per share

•	Repurchased 1.5 million shares during the quarter

•	Signs of strengthening rate environment

•	Full year 2012 core net operating earnings guidance between $3.30—$3.70 per share

Cincinnati, Ohio – February 1, 2012 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $109 million ($1.10 per share) for the 2011 fourth quarter, compared to $133 million ($1.23 per share) for the 2010 fourth quarter. Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, increased by $1.14 to $40.23 per share during the quarter. Net earnings attributable to shareholders for the year were $343 million ($3.33 per share), compared to $479 million ($4.33 per share) in 2010. The 2011 results include the following non-core items: net realized gains of $45 million, a charge for a valuation allowance on deferred tax assets of $28 million and a second quarter net reserve strengthening of $38 million related to the Company’s asbestos and environmental exposures. The 2010 results include $46 million in net realized gains. Per share results reflect the impact of share repurchases in 2010 and 2011.

Core net operating earnings were $106 million ($1.06 per share) for the 2011 fourth quarter compared to $111 million ($1.03 per share) in the 2010 fourth quarter. Core net operating earnings were $364 million ($3.53 per share) for the full year in 2011, down from $433 million ($3.92 per share) reported for 2010. Improved results in the Company’s fixed annuity operations were more than offset by lower underwriting profit and lower investment income in our specialty property and casualty (“P&C”) insurance operations. Core net operating earnings for 2011 and 2010 generated returns on equity of 9% and 11%, respectively.

During the fourth quarter of 2011, AFG repurchased 1.5 million shares of common stock at an average price per share of $35.16. Repurchases for the full year in 2011 totaled 9.3 million shares at an average price per share of $33.93.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$106	$111	$364	$433

Realized gains	31	22	45	46
Special A&E Charge(b)	—	—	(38)	—
Valuation Allowance on Deferred Tax Assets(c)	(28)	—	(28)	—

Net earnings attributable to shareholders	$109	$133	$343	$479

Components of Earnings Per Share:
Core net operating earnings	$1.06	$1.03	$3.53	$3.92

Realized gains	.32	.20	.45	.41
Special A&E Charge(b)	—	—	(.37)	—
Valuation Allowance on Deferred Tax Assets(c)	(.28)	—	(.28)	—

Diluted Earnings Per Share	$1.10	$1.23	$3.33	$4.33

Footnotes (a), (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “AFG produced strong core net operating earnings in 2011. With estimated insured catastrophic losses in 2011 for the industry topping $100 billion—the second costliest on record—and challenging economic and interest rate environments, we are especially proud to have delivered solid results. Building long term value for our shareholders starts with disciplined underwriting, top notch claims servicing, product development and capable investment execution. We thank God and our management team and employees for our success in navigating the many business and economic uncertainties of the last few years.

“We continued to acquire shares of our common stock throughout the year, on average, at approximately 84% of year-end book value. We are confident in the Company’s financial strength and liquidity, with parent company cash of $415 million and excess capital of approximately $785 million at December 31, 2011. We are committed to deploying our excess capital in a manner that creates long-term shareholder value. In addition to returning capital to shareholders through share repurchases and dividends, we will invest excess capital when we see potential for healthy, profitable organic growth, through the introduction of new products and services, and in opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“We have established core net operating earnings guidance for 2012 to be between $3.30 and $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well other significant items that may not be indicative of ongoing operations.”

P&C Specialty Core Results

The P&C specialty insurance operations generated strong underwriting profit for the 2011 fourth quarter and full year of $90 million and $231 million, respectively. Comparable results in 2010 were $94 million and $308 million, respectively. The fourth quarter combined ratio was 88%, two points higher than the 2010 fourth quarter, and 92% for the full year 2011, a four point increase over 2010. Results for the 2011 fourth quarter include $28 million (4 points) in favorable reserve development compared to $48 million (7 points) in 2010. Full year favorable development was $120 million in 2011 (4 points) compared with $170 million (7 points) in 2010. Catastrophe losses were $46 million in 2011 compared to $49 million in 2010.

Gross and net written premiums were up 9% and 7%, respectively, in the 2011 fourth quarter compared to the same quarter a year earlier due primarily to higher premiums in our Specialty Casualty and Property and Transportation groups. Full year 2011 net written premiums were up 15%, just over the top end of our guidance. This growth was driven by higher premiums in our Property and Transportation segment, particularly our crop and transportation businesses. In addition to these factors, higher net written premiums in 2011 reflect the impact of a third quarter 2010 reinsurance transaction in our Specialty Financial group.

The Property and Transportation Group reported improved underwriting profits during the quarter due to increased profitability of our transportation and agricultural operations. This group recorded a fourth quarter underwriting profit of $75 million compared to $59 million in the same 2010 period. The 2011 full year underwriting profit was $113 million, compared to $140 million in the prior year. Favorable crop yields and stable commodity pricing contributed to strong profitability in our crop operations. These results were better than our recent expectations. Catastrophe losses for the Property and Transportation Group were $32 million in 2011 compared to $39 million in the prior year period. Most of our property and transportation businesses reported solid underwriting margins for the year. Higher premiums in our transportation operations contributed to increases in gross and net written premium in the group as a whole during the fourth quarter of 2011. Increases in gross and net written premiums for 2011 were primarily attributed to higher crop premiums resulting from higher spring agricultural commodity prices as well as premiums related to National Interstate’s acquisition of Vanliner. Overall renewal rates in this group improved 1% in the fourth quarter of 2011, the first positive pricing quarter in five years.

The Specialty Casualty Group reported an underwriting loss of $4 million in the 2011 fourth quarter compared to an underwriting profit of $19 million in the comparable 2010 period, reflecting lower favorable reserve development and losses in our program business. Full year underwriting profit in 2011 was $39 million, 17% lower than the prior year. Improved results in our excess and surplus businesses were more than offset by underwriting losses in a block of program business. Many of the businesses in this group produced solid to excellent underwriting profit margins during 2011. Gross and net written premiums for the 2011 fourth quarter were up 13% and 18%, respectively, primarily the result of increases in new lines of business within our international operations, more business opportunities in our excess and surplus lines and market hardening in many of our other Specialty Casualty operations. Gross and net written premiums for the full year were up slightly as growth in our international operations and higher premiums in our excess and surplus and targeted markets operations more than offset the non-renewal of two major programs that did not meet our return thresholds and a decision to exit the excess workers’ compensation business. Pricing in this group was up 2% in the fourth quarter, the highest quarterly increase we have achieved since early 2006.

The Specialty Financial Group reported an underwriting profit of $15 million for the fourth quarter of 2011, compared to $22 million for the same period a year ago. Underwriting profit for the 2011 full year was $61 million, compared to $112 million in 2010. Lower favorable reserve development, primarily in our run-off automobile residual value insurance (RVI) business, contributed in large measure to these declines. Almost all businesses in this group produced solid underwriting profit margins during 2011, although at lower levels of profitability than in the prior year. Net written premiums for the quarter were lower as a result of our reduction in coastal and near-coastal exposures in our financial institutions business. Full year 2011 net written premiums were higher, reflecting the impact of a third quarter 2010 reinsurance transaction that involved the sale of unearned premiums related to our automotive lines of business. Pricing in this group was flat in the fourth quarter.

Carl Lindner III stated: “Our P&C Group produced strong underwriting profits in the fourth quarter and full year of 2011. To achieve these results in a year beset with global catastrophes and challenging growing conditions for our crop insurance operations is quite an accomplishment. Our specialty insurance expertise is critical in understanding, anticipating and managing through these challenging market conditions. Our performance showcases the strength of the Great American Insurance Group brand. I am encouraged that we achieved a 1% overall rate increase in the fourth quarter, with over half of our P&C businesses reporting increases. This is the first positive overall quarterly rate movement in nearly two years.

“Looking ahead to 2012, we expect to produce strong underwriting profits, and forecast an overall calendar year combined ratio in the 91% to 94% range. We will keep our focus on maintaining adequate rates. Our objective is to achieve an increase of 2%—4% in the Specialty Group’s overall average renewal rates in 2012.”

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group reported core operating earnings before income taxes of $65 million for the 2011 fourth quarter, compared to $52 million in the 2010 period. Full year 2011 core operating earnings were $224 million, up from $202 million for 2010. Excluding the charges discussed below, full year 2011 results were comparable to 2010. Higher core operating earnings in 2011 due to growth in our fixed annuity operations and higher Medicare supplement earnings were offset by higher mortality in the Company’s run-off life operations, the impact the decrease in the stock market had on our variable annuity line of business and the impact of lower interest rates on our fixed indexed annuity (FIA) block.

AFG conducts loss recognition testing and a review of major actuarial assumptions to determine the need for any changes or other adjustments. These reviews take place at least annually, generally in the fourth quarter. Assumptions include management’s expectations of future lapses, claims, morbidity, rate increases, annuitizations and reinvestment rates. The adjustments related to these reviews were immaterial in 2011. Results for the fourth quarter of 2010 included a net pre-tax charge of $25 million related primarily to the fixed annuity business.

Statutory premiums of $723 million in the fourth quarter of 2011 were comparable to the 2010 fourth quarter, as increases in sales of single premium FIAs were offset by lower sales through our bank channel. Full year 2011 premiums were a record $3.5 billion, a 29% increase over the prior year. This increase is largely attributable to increased sales of FIAs and single premium annuities sold through banks. Both increases are primarily the result of adding new products and agents.

Craig Lindner stated: “The results in our Annuity and Supplemental operations demonstrate the capabilities of our marketing, sales and administrative groups as well as the importance of the Company’s financial strength to agents and policyholders. While many companies continue to struggle through this period of persistently low interest rates, we have produced record core pre-tax operating earnings and premiums in our Annuity and Supplemental Group. We expect our conservative approach to the design and pricing of products will allow this trend to continue. We estimate our 2012 full year core pre-tax operating earnings in our Annuity and Supplemental Insurance Group to be 10-15% higher than in 2011.”

Deferred Tax Asset Valuation Allowance

A valuation allowance for deferred tax assets was recorded in the fourth quarter of 2011 related to our ability to realize the tax benefits associated with losses in our Lloyd’s syndicate. We will be able to reduce this valuation allowance in future periods if income is generated in our Lloyd’s syndicate and our ability to realize the tax benefits becomes more certain.

Investments

At December 31, 2011, unrealized gains on fixed maturities were $436 million, after tax, after DAC, an increase of $110 million since year end 2010. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

During 2011, P&C investment income was 13% lower than the comparable 2010 period. As disclosed previously, the continued runoff and disposition of higher-yielding securities in the non-agency residential mortgage-backed securities portfolio and generally lower reinvestment rates were primary factors contributing to the decrease.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products such as Medicare supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; changes in persistency of in-force policies; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity bank distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss the 2011 fourth quarter and full year earnings at 11:30 am (ET) tomorrow, February 2, 2012. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 42837114. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay of the call will also be available two hours following the completion of the call and will remain available until 11:59 pm on February 9, 2012. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the Conference ID 42837114. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Bank of America Merrill Lynch 2012 Insurance Conference

Carl H. Lindner III, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Bank of America Merrill Lynch 2012 Insurance Conference being held at The New York Palace, on Wednesday, February 15, 2012 at 7:30

am (ET). Their presentation will be broadcast live over the Internet via a Webcast link within the Investor Relations section of AFG’s website, www.AFGinc.com. To access the link directly, click:

http://www.veracast.com/webcasts/baml/insurance2012/id82732370.cfm

A replay of the broadcast will be available for 14 days at the same website beginning approximately 2 hours after the presentation.

Contact:	Diane P. Weidner	Web Sites:
	Assistant Vice President—Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG12-02

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenues
P&C insurance premiums	$716	$663	$2,759	$2,550
Life, accident & health premiums	106	111	430	451
Investment income	325	306	1,241	1,191
Realized gains	49	38	73	88
Income (loss) of managed investment entities:
Investment income	27	25	105	93
Gain (loss) on change in fair value of assets/liabilities	21	(26)	(33)	(70)
Other income	39	39	175	194

	1,283	1,156	4,750	4,497

Costs and expenses
P&C insurance losses & expenses	627	569	2,579	2,254
Annuity, life, accident & health benefits and expenses	281	274	1,092	1,043
Interest on borrowed money	22	21	85	78
Expenses of managed investment entities	18	17	71	55
Other operating and general expenses	94	99	363	378

	1,042	980	4,190	3,808

Operating earnings before income taxes	241	176	560	689
Provision for income taxes(d)	114	67	240	266

Net earnings including noncontrolling interests	127	109	320	423

Less: Net earnings (loss) attributable to noncontrolling interests	18	(24)	(23)	(56)

Net earnings attributable to Shareholders	$109	$133	$343	$479

Diluted Earnings per Common Share	$1.10	$1.23	$3.33	$4.33

Average number of Diluted Shares	99.8	108.1	102.9	110.5

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
Total Cash and Investments	$25,577	$22,670

Long-term Debt	$934	$952

Shareholders’ Equity(e)	$4,541	$4,470
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains(losses) on fixed maturities)(e)	$3,936	$3,948
Book Value Per Share:
Excluding appropriated retained earnings	$44.68	$40.64
Excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities	$40.23	$37.54

Common Shares Outstanding	97.8	105.2

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Pct.	Twelve Months ended December 31,		Pct.
	2011	2010	Change	2011	2010	Change

Gross written premiums	$829	$761	9%	$4,106	$3,589	14%

Net written premiums	$602	$564	7%	$2,770	$2,408	15%

Ratios (GAAP):
Loss & LAE ratio	62%	61%		62%	57%
Expense ratio	26%	25%		30%	31%

Combined Ratio(Excluding A&E)	88%	86%		92%	88%

Total Combined Ratio	88%	86%		93%	89%

Supplemental: (f)
Gross Written Premiums:
Property & Transportation	$355	$328	8%	$2,273	$1,778	28%
Specialty Casualty	335	297	13%	1,302	1,295	1%
Specialty Financial	138	135	2%	529	514	3%
Other	1	1	—	2	2	—

	$829	$761	9%	$4,106	$3,589	14%

Net Written Premiums:
Property & Transportation	$261	$247	6%	$1,436	$1,159	24%
Specialty Casualty	222	188	18%	867	864	—
Specialty Financial	101	111	(9%)	398	323	23%
Other	18	18	—	69	62	11%

	$602	$564	7%	$2,770	$2,408	15%

Combined Ratio (GAAP):
Property & Transportation	80%	82%		92%	88%
Specialty Casualty	102%	91%		96%	95%
Specialty Financial	85%	78%		85%	75%

Aggregate Specialty Group	88%	86%		92%	88%

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS, CONTINUED

(In Millions)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$3	$5	$26	$27
Specialty Casualty	21	42	71	89
Specialty Financial	1	9	10	48
Other	3	(8)	13	6

Aggregate Specialty Group	28	48	120	170
Special A&E Reserve Charge-P&C Run-off	—	—	(50)	—

Total Reserve Development Including A&E	$28	$48	$70	$170

Points on Combined Ratio:
Property & Transportation	1	1	2	2
Specialty Casualty	10	20	8	10
Specialty Financial	1	9	3	11

Aggregate Specialty Group	4	7	4	7

Footnote	(f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Pct.	Twelve months ended December 31,		Pct.
	2011	2010	Change	2011	2010	Change

Retirement annuity premiums:
Fixed annuities	$84	$110	(24%)	$400	$624	(36%)
Indexed annuities	365	257	42%	1,645	846	94%
Bank annuities	151	235	(36%)	971	737	32%
Variable annuities	18	17	6%	70	73	(4%)

	618	619	—	3,086	2,280	35%

Supplemental insurance	94	99	(5%)	384	402	(4%)
Life insurance	11	10	10%	35	39	(10%)

Total statutory premiums	$723	$728	(1%)	$3,505	$2,721	29%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

a) GAAP to Non GAAP Reconciliation-Components of core net operating earnings:

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
In millions	2011	2010	2011	2010

P&C operating earnings	$145	$161	$487	$587

Annuity & supplemental insurance operating earnings	65	52	224	202

Interest & other corporate expense	(43)	(46)	(148)	(126)

Core operating earnings before income taxes	167	167	563	663
Related income taxes	61	56	199	230

Core net operating earnings	$106	$111	$364	$433

b) Reflects the following effect of a special A&E charge reflected in twelve month 2011 results($ in millions, except per share amounts):

	September 30,	September 30,	September 30,
A&E Charge:	Pre-tax	After- Tax	EPS
P&C insurance runoff operations
Asbestos	$28	$18
Environmental	22	14

	$50	$32	$.31
Former railroad & manufacturing operations
Asbestos	$3	$2
Environmental	6	4

	$9	$6	$.06

c) The deferred tax asset valuation allowance included in non-core earnings is related to prior year losses from the Company’s Lloyd’s syndicate and is shown net of $6 million in noncontrolling interests.

d) Operating income before income taxes includes $23 million in non-taxable income and $24 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year for 2011, respectively and $27 million and $64 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year for 2010, respectively.

e) Shareholders’ Equity at December 31, 2011 includes $436 million ($4.45 per share) in unrealized after-tax gains on fixed maturities and $169 million ($1.72 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2010 includes $326 million ($3.10 per share) in unrealized after-tax gains on fixed maturities and $197 million ($1.87 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

f) Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.